Exhibit 99.1

Press Release Source: Senetek PLC

SENETEK PLC ANNOUNCES VOTING RESULTS FROM

ITS ANNUAL GENERAL MEETING

NAPA, Calif., December 10, 2007/PRNewswire-First Call/—Senetek PLC (OTCBB: SNTKY), a specialty life sciences company engaged in the study of senescense, the science of aging with an initial focus on skincare and dermatological therapeutics, today announced that shareholders had approved all seven resolutions that the Company had proposed at the Annual General Meeting of Shareholders held on December 10, 2007.

“We are pleased with the results of the voting and we thank our shareholders for their support” stated Frank J. Massino, Senetek CEO. “The Board and management of Senetek are looking forward to 2008, as we move ahead with several exciting business opportunities in the coming year.”

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About Senetek PLC

Senetek PLC (OTCBB: SNTKY) is a specialty life sciences company engaged in the study of senescense, the science of aging with an initial focus on skincare and dermatological therapeutics. Senetek recently announced a Marketing Collaboration Agreement for its second-generation cytokinin with Triax Aesthetics LLC which will guarantee a minimum of $10.8 million in revenues in 2008 and granted Valeant Pharmaceuticals a paid up license for Senetek’s first generation patented skin care active ingredient Kinetin and its analog Zeatin in return for $21 million cash and forgiveness of $6 million prepaid royalty credit, and is negotiating third party license agreements for new patent-pending second generation dermatological active ingredients and is completing development of a number of additional compounds. In addition, Senetek has entered into exclusive licenses for Europe and North America, respectively, for Invicorp® , has an exclusive manufacturing distributorship for its proprietary diagnostic monoclonal antibodies, and recently sold, with retained rights of profit participation, its patented drug delivery system, Reliaject®.

For more information, visit the company’s website at http://www.senetekplc.com.

This news release contains statements that may be considered ‘forward-looking statements’ within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements by their nature involve substantial uncertainty, and actual results may differ materially from

831A Latour Court    •    Napa, California 94558    •    (707) 226-3900

those that might be suggested by such statements. Important factors identified by the Company that it believes could result in such material differences are described in the Company’s Annual Report on Form 10-K for the year 2006. However, the Company necessarily can give no assurance that it has identified or will identify all of the factors that may result in any particular forward-looking statement materially differing from actual results, and the Company assumes no obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise.

Company contact:

William F. O’Kelly

Chief Financial Officer

Senetek, PLC

1-707-226-3900 ext. 102

831A Latour Court    •    Napa, California 94558    •    (707) 226-3900